Exhibit 99.1

NEWS

One Horizon Group Acquires Intellectual Property Rights

Software and Source Code will Allow Company to Close Deals for “123Platform”

LONDON, October 9, 2018 – One Horizon Group (NASDAQ: OHGI) (“OHGI” or the “Company”) is pleased to report that it has entered into an agreement that grants the Company an eighty percent ownership interest in the software and source code and all other intellectual property underpinning the 123Wish experience marketplace platform (the “123Platform”).

“This will allow us to move towards completion of a number of business deals we have been working on for some time with well-known brands in the sports, travel, hospitality and family entertainment areas,” said Mark White, CEO and Founder of OHGI. “There is significant value in the 123Platform from our perspective and that is apparent from the interest level we have received from our intended licensees and brand partners and the revenue potential.”

In accordance with the terms of the transaction, the Company will grant a perpetual license in furtherance of the continuation of the 123Wish experience marketplace, which is majority-owned by OHGI, and has been growing in popularity; this past month 123Wish saw nearly 500%+ growth in important metrics including Sessions, Users, and Pageviews. 123Wish Management plans to augment its existing business by entering into revenue-share or other licensing agreements to make the 123Platform available to social media influencers and all forms of entertainment artists (music, television, movies, etc.). OHGI will focus on other opportunities to license the 123Platform as licensor or in conjunction with co-branded credit card and digital payment systems programs.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business, Horizon Secure Messaging, an Asia-based secure messaging business, and Banana Whale Studios, a gaming software development company. OHGI also holds a majority interest in 123Wish, a subscription-based, experience marketplace. For more information, please visit http://www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow
(516) 236-7007
bkilkelly@darrowir.com